SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 25, 2005

ALLIED HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 373-4285

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Effective July 25, 2005, Allied Holdings, Inc. (the “Company”) entered into an amendment (the “Eighth Amendment”) to its amended and restated credit facility (the “Credit Facility”) by and among the Company, Allied Systems, Ltd. (L.P.), each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, each of the lenders from time to time party thereto, Ableco Finance LLC, as collateral agent, and Wells Fargo Foothill, Inc., as administrative agent. The Eighth Amendment has an effective date of July 25, 2005. The Eighth Amendment makes the following changes in the financial covenants in the Credit Facility.
     The Eighth Amendment specifies the amount of debt the Company is permitted to incur under the Credit Facility during certain periods. As amended, with respect to Revolving Loans under the Credit Facility, the amount outstanding cannot exceed for the period beginning July 25, 2005, and ending August 1, 2005, approximately $24.9 million, subject to other limitations provided by the Credit Facility. A portion of the amount available through August 1, 2005 as part of the Revolving Loans is being used to pay certain fees and expenses of lenders and professionals relating to strategic alternatives being considered by the Company. In addition, for the period July 25, 2005 through August 1, 2005, the Letters of Credit Obligations may not exceed approximately $43.7 million. Subsequent to August 1, 2005, the Company will be subject to the debt limitations set forth in the Credit Facility prior to May 30, 2005.
     In addition, the Eighth Amendment also amended the debt incurrence ratio, as set forth in the Credit Facility, to provide that solely for the period commencing May 1, 2005 and ending August 1, 2005 the aggregate principal amount of the Loans and Letter of Credit Obligations, as defined in the Credit Facility, shall not at the end of any business day exceed (i) an amount equal to four times the consolidated earnings before interest, taxes, depreciation, and amortization, as defined in the Credit Facility, for the most recently completed twelve months after giving effect to certain adjustments as provided in the Credit Facility, or (ii) the maximum principal amount of indebtedness which is otherwise permitted to be incurred under Section 2.01(b) of the Credit Facility. Subsequent to August 1, 2005, the Company will be subject to the debt incurrence ratio provided for by Credit Facility prior to May 1, 2005.
     The Eighth Amendment also provides that the Prepayment Premium of $1.9 million as provided for by the Credit Facility is due as of July 25, 2005 and shall be payable by the Company on August 1, 2005 regardless of whether the Obligations under the Credit Facility are paid by such date. Prior to the Eighth Amendment, the Prepayment Premium of $1.9 million was due and payable by the Company in the event all Obligations under the Credit Facility were paid in full prior to September 4, 2006.
     The Eighth Amendment also provides for certain additional events which may constitute an Event of Default under the Credit Facility including but not limited to events which, in the sole discretion of the administrative agent or the collateral agent, have a material adverse effect on the operations, business, assets, prospects, properties or condition of the Company or the industries, businesses or markets within which the Company or its customers operate, in accordance with the terms of the Credit Facility as set forth in the Eighth Amendment.
     As a result of the Eighth Amendment, the Company believes that it was in compliance with the covenants under the Credit Facility as of July 25, 2005, provided that the Company can give no assurance that it will be in compliance with the covenant in the Credit Facility, as amended, related to minimum consolidated earnings before interest, taxes, depreciation and amortization, as defined in the Credit Facility when it provides its report as to compliance with such covenants, as of June 30, 2005 by no later than July 30, 2005. The Company can also give no assurances that it will continue to be in compliance with the covenants under the Credit Facility in the future or that if it fails to comply, that it will be able to obtain amendments or waivers of such covenants on commercially reasonable terms, if at all. If the Company is unable to comply with the covenants in the credit facility and is unable to obtain a waiver or further amendment to the facility on acceptable terms, the Company may need to file for bankruptcy protection.
     In connection with obtaining the Eighth Amendment, the Company has agreed to pay additional interest of 3% on all outstanding obligations under the Credit Facility for the period commencing July 25, 2005 and ending on the earlier of August 1, 2005 or any event of default under the Credit Facility.
     As amended, the final maturity date of the Credit Facility remains September 4, 2007. Except as noted above, all other terms of the Credit Facility remain in full force and effect.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: July 25, 2005	By:	s/s Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer